Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (the “Separation Agreement”) is made and entered into by and between Pike Electric, Inc. (the “Company”), a North Carolina corporation and Mark P. Thomson, an individual domiciled in the State of North Carolina (the “Executive” and, together with the Company, the “Parties”), this the 7th day of September, 2007.
Statement of Purpose
     Whereas, Executive has been employed by the Company as its Vice President and Chief Information Officer since December 1, 2006 under an employment agreement reduced to writing between Executive and the Company dated November 27, 2006 (the “Employment Agreement”); and
     Whereas, for sound business reasons affecting, and in the best interest of, both Executive and the Company, Executive proposes to submit his resignation as September 7, 2007 from employment and all officer positions with the Company; and
     Whereas, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation from the Company, but nevertheless desire to ensure a completely amicable parting and wish to settle fully and finally any and all differences and claims that might arise out of Executive’s employment with the Company and the cessation of that employment;
     Now, therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
     1. Resignation. Executive resigns from his employment with the Company and all offices and positions held with the Company and all affiliates, including but not limited to his position as Vice President and Chief Information Officer of the Company, contemporaneously with the execution of this Separation Agreement, the effective date of such resignations being September 7, 2007 (the “Separation Date”).
     2. Continued Pay. The Company agrees to provide Executive with periodic cash salary payments equal in the aggregate to $325,000, or twelve (12) months of Executive’s annual base salary under his Employment Agreement as of the Separation Date, payable in twelve (12) equal monthly installments in accordance with the Company’s ordinary payroll practices. Payments shall be calculated commencing with the Company pay period beginning Monday, September 7, 2007. Each monthly installment treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     All payments by the Company under this Section 2 and all benefits provided by the Company as set forth in Section 3 are conditioned upon (a) Executive’s providing, agreeing to comply with and in fact fully complying with the General Release set forth in Section 8 below, (b) such General Release not being revoked or breached and (c) Executive’s full compliance with the post-employment restrictions of Sections 5 and 7 below. In the event such General Release in this Separation Agreement is revoked or breached by Executive or any successor, Executive agrees (a) that the Company shall have no further obligations to make payments or provide benefits to him or on his behalf and (b) to reimburse the Company for any and all payments made by the Company to Executive or on his behalf hereunder; provided that in the event of the death or disability of Executive, the Company shall make the payments provided hereunder to Executive’s estate or guardian, as appropriate, so long as the General Release remains in effect and is not revoked or breached by Executive or such successor persons.
     3. Continued Benefits. The Company agrees to provide insurance coverage at the same benefit level to which Executive was entitled as of the Separation Date from the Separation Date up to and including September 7, 2008; provided, however, that any group health, life or accident insurance coverage shall cease should Executive become employed by an organization providing group health, life or accident insurance during such period.
     4. No Other Compensation or Benefits. Executive acknowledges and agrees that Executive was awarded certain equity compensation pursuant Section 4(b) of the Employment Agreement (the “Equity Compensation”), under the terms of the Employment Agreement none of the Equity Compensation has or will have vested as of the Separation Date and, consequently, all of the Equity Compensation shall be forfeited concurrent with the execution of this Separation Agreement. Executive further acknowledges and agrees that except as set forth in Sections 2 and 3 above, Executive is not entitled to any benefits, severance, or other payments as a result of the termination of his employment with the Company.
     5. Confidentiality/Non-Disclosure.
          (a) Company’s Interests. Executive acknowledges that the Company has expended substantial amounts of time, money and effort to develop business strategies, substantial employee, customer, supplier and vendor relationships, goodwill, business secrets, trade secrets, confidential information and intellectual property and to build an efficient organization, and that the Company has a legitimate business interest and right in protecting those assets as well as any similar assets that the Company may develop or obtain following the date hereof. Executive acknowledges that the Company is entitled to protect and preserve the value of its business (the “Business”) and the assets thereof to the extent permitted by law. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Section 5 and Section 7 are reasonable and necessary for the protection of the Business and such assets and that compliance with the restrictions set forth in this Section 5 and Section 7 will not prevent Executive from earning an adequate and reasonable livelihood.
          (b) Consideration to Executive. Executive acknowledges that the Company would not have agreed to enter into this Separation Agreement and to make the payments hereunder without Executive’s agreeing to enter into and to honor all the provisions and covenants of this Section 5 and Section 7. Therefore, Executive agrees that, in consideration of (a) the Company’s entering into this Separation Agreement and the Company’s obligations hereunder and (b) other good and valuable consideration, the receipt of which is hereby acknowledged by Executive, Executive shall be bound by, and agrees to honor and comply with, the provisions and covenants contained in this Separation Agreement including but not limited to those contained in this Section 5 and Section 7 following the date hereof.
          (c) Non-Disclosure of Confidential Information. Executive acknowledges that, in the performance of his duties as an employee of the Company, Executive has received and been given access to Confidential Information (as defined below). Executive agrees that all Confidential Information has been, is and shall be the sole property of the Company and that Executive has no right, title or interest therein. Except as otherwise specifically provided in Section 5 (e), Executive shall not disclose or cause to be disclosed to any person or entity whatsoever, or utilize or cause to be utilized by any person or entity whatsoever, any Confidential Information acquired pursuant to Executive’s employment with the Company (whether acquired prior to or subsequent to the execution of this Separation Agreement) or otherwise.

          (d) For purposes of this Separation Agreement, “Confidential Information” means trade secrets and confidential or proprietary information, knowledge or data that is or will be used, developed, obtained or owned by Employer of the Business relating to the business, operations, products or services of the Company or the business, operations, products or services of any customer thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for the Company), operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, developments, methods, improvements, techniques, devices, products, know-how, processes, financial data, customer, supplier and vendor lists, contact persons, cost information, executive information, regulatory matters, personnel matters, employee information, employee compensation, accounting and business methods, trade secrets, copyrightable works and information with respect to any supplier, vendor, customer, employee or independent contractor of the Company, in each case, whether or not reduced to writing or other tangible medium of expression and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any supplier, vendor, customer, employee or independent contractor of the Company or any other person with which the Company has a business relationship or owes a duty of confidentiality; provided, however, that Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive in breach of this Separation Agreement or in breach of any similar covenant made by Executive prior to entering into this Separation Agreement or any other duty of confidentiality.
          (e) Permitted Disclosure. Executive may utilize and disclose Confidential Information as required in the discharge of Executive’s duties as an employee of the Company, subject to any specific restriction, limitation or condition placed on such use or disclosure by the Company, and disclose Confidential Information to the extent required by applicable law or as ordered by a court of competent jurisdiction; provided that in such event, or if Executive receives a request from a court or other governmental authority to disclose Confidential Information, Executive shall give prompt written notice to the Company and consult with and provide reasonable assistance to the Company in seeking a protective order or request for other appropriate remedy. In the event that such protective order or remedy is not obtained, or if the Company waives the seeking of such protective order or other remedy, Executive shall disclose only that portion of the Confidential Information that, in the opinion of Executive’s legal counsel, is legally required to be disclosed (and Executive shall be entitled to rely on the advice of such counsel) and if requested in writing by the Company to do so, which writing contains an undertaking to reimburse Executive for any expenses incurred by him, then Executive shall exercise his reasonable best efforts to ensure that confidential treatment shall be accorded such Confidential Information by the receiving person or entity. The Company shall be given an opportunity to review such Confidential Information prior to disclosure thereof.
     6. Non-Disparagement. Without limitation as to time, Executive agrees that he shall not make any negative or disparaging statement or communication about the Company or its affiliates, or their past and present investors, shareholders, directors, officers, employees or agents. Notwithstanding the foregoing, nothing in this paragraph 6 shall prevent Executive from making truthful statements when required by law or regulation or by order of a court or other body with apparent jurisdiction.
     7. Non-Solicitation and Non-Competition.
     (a) For the “Restricted Period” as hereinafter defined, Executive shall not, and shall cause each of Executive’s representatives, agents and affiliates not to, directly or indirectly:

(i)
(A) engage in any activity or business, or establish any new business, within the United States of America that is in competition, in whole or in part, with the Company (“Competitive Activities”), including (1) selling goods or performing services of the type sold or performed by the Company either (x) at any time prior to the date hereof or (y) prior to the time Executive ceases to be an employee of Employer or (2) assisting any person or entity in any way to do, or attempt to do, anything prohibited herein, or (B) perform any action or activity or engage in any course of conduct that is detrimental to the business reputation of the Company or any business of the Company conducted at any time prior to the time Executive ceases to be an employee of the Company;

(ii)
(A) solicit any person or entity that is a customer (or prospective customer) of the Company or any of its affiliates to purchase any goods or services sold or performed by the Company or any of its affiliates from any person other than the Company or any of its affiliates or to reduce or refrain from doing any business with the Company or any of its affiliates, (B) solicit, recruit or hire any employee of the Company or any of its affiliates or any person who has worked for the Company or any of its affiliates, (C) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or recommend to any person that such person employ or engage any employee of the Company or any of its affiliates, (D) intentionally interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or any of its affiliates, on one hand, and any of their respective employees, customers or suppliers, on the other hand (or any person or entity that the Company or any of its affiliates has approached or has made significant plans to approach as a prospective employee, customer or supplier) or any governmental authority or any agent or representative thereof or (E) assist any person or entity in any way to do, attempt to do, anything prohibited by this clause (ii);

(iii)
serve as a director, officer, affiliate, employee, broker, independent contractor, consultant, agent, representative or advisor for any Competitor (as defined below) and in such capacity engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (A) which is substantially similar or substantially related to any activity in which Executive was engaged, in whole or in part, at the Company in any capacity, (B) for which Executive had managerial or supervisory responsibility at the Company or (C) which utilizes the same or substantially similar specialized knowledge or skills as those utilized by Executive in his activities with the Company, in each case at any time prior to Executive’s termination of employment with the Company; or

(iv)	form, or acquire any equity ownership, voting or profit participation interest in, any Competitor, other than an interest of less than 5% in a Competitor that is publicly traded.
     (b) For purposes of this Separation Agreement, the term “Restricted Period” shall mean a period commencing on the date hereof and terminating twelve (12) months from the Separation Date. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in which Executive is in violation of this Section 7.

     (c) For purposes of this Separation Agreement, the term “Competitor” shall mean any business, person or entity that engages in any activity or owns or controls a significant interest in any business, person or entity that engages in any activity, that, in either case, competes in the United States of America with any activity in which the Company is engaged.
     (d) For purposes of this Separation Agreement, the term “solicit” shall mean the initiation of any communication of any kind whatsoever for the purpose of inviting, encouraging or requesting the taking (or refraining from taking) of any action.
     8. Release of Claims. In consideration for the benefits and other promises contained herein, and as a material inducement to the Company to enter into this Separation Agreement, Executive hereby knowingly, voluntarily, and irrevocably and unconditionally releases and forever discharges the Company and all present and former directors, officers, agents, owners, shareholders, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates, assigns and successors (and all present and former agents, directors, officers, owners, shareholders, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (the “Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, expenses and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Separation Agreement) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Executive, or any of Executive’s heirs, executors, administrators or assigns, may have, which arise out of or are connected with Executive’s employment with, or Executive’s separation from, the Company. This Release expressly covers, without limitation, any and all any claims, allegations, or violations that Executive might raise under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
     Executive represents that Executive has made no assignment or transfer of any Claim, cause of action, or other matter covered by Section 8 above.
     Executive agrees that this General Release does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date Executive executes this Separation Agreement.
     In signing this General Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. Executive further agrees that in the event Executive should bring a Claim seeking damages against the Company, or in the event Executive should seek to recover against the Company in any Claim brought by a governmental agency on Executive’s behalf, this General Release shall serve as a complete defense to such Claims. Executive agrees that if Executive violates this General Release by suing the Company or the other Released Parties, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive pursuant to the Agreement.
     9. ADEA Release. Executive represents to the Company that Executive is aware, understands and agrees that:
(a) Executive is voluntarily entering into and signing this Agreement;
     (b) the claims waived, released and discharged in Section 8 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with the Company or termination of that employment, including any and all claims under the Age Discrimination in Employment Act (the “ADEA”);
     (c) those claims waived, released and discharged in that Section 8 do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the Date of this Agreement;
     (d) payment by the Company of continued salary pursuant to Section 2 above provides consideration that Executive was not entitled to receive before signing this Agreement;
     (e) Executive was given twenty-one (21) days within which to consider this Agreement, but Executive has been informed that Executive may waive this twenty-one day consideration period and elect to execute this document prior to the expiration of the twenty-one day consideration period, in order to expedite the execution of this Agreement and the payment of the Severance Benefit; Executive may waive this twenty-one day consideration period by signing a separate waiver, entitled ELECTION TO EXECUTE PRIOR TO EXPIRATION OF TWENTY-ONE DAY CONSIDERATION PERIOD, made available to Executive with this Agreement;
     (f) Executive had and has the right to consult with an attorney regarding this Agreement before signing this Agreement, and acknowledges that Executive has obtained such legal counsel as Executive deems necessary, such that Executive is entering into this Agreement freely, knowingly and voluntarily;
     (g) Executive may revoke this Agreement at any time within seven (7) days after the day Executive signs this Agreement and this document will not become effective or enforceable as to any claims under the ADEA and no payments under this Agreement will be payable until the eighth day after the day Executive signs this Agreement on which day (the “Agreement’s Effective Date”), this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period); and
     (h) Executive HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.
     10. No Admission of Wrongdoing. This Separation Agreement shall not in any way be construed as an admission by the Releasees of any acts of wrongdoing whatsoever against Executive or any other person.
     11. Code Section 409A. It is intended that the provisions of this Separation Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code to avoid the imposition of penalties and additional taxes under Section 409A of the Code.

     12. Miscellaneous.
     (a) Entire Agreement; Conflicts. This Separation Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. It is intended that there should be no conflict between the provisions of this Separation Agreement and the Employment Agreement between the Company and Executive, but should any such conflict exist, the Parties intend that this Separation Agreement shall control.
     (b) Governing Law. This Separation Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the state of Delaware.
     (c) Dispute Resolution. Any and all disputes arising under this Separation Agreement, other than with respect to Sections 5 and 7, shall, if not settled by direct negotiation between the Parties, be subject to non-binding mediation before an independent mediator under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”) in effect on the date of the first notice of demand for mediation. In the event the dispute is not settled through mediation, the Parties shall proceed to binding arbitration before a single independent arbitrator selected under the AAA Rules. The law to be applied in this arbitration shall be that of the State of North Carolina.
     (d) Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.
     (e) Headings. Section headings in this Separation Agreement are included herein for convenience of reference only and shall not constitute a part of this Separation Agreement for any other purpose.
     (f) Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Separation Agreement shall not be modified in any respect except by a writing executed by each party hereto.
     (g) Severability. If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Separation Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Separation Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Separation Agreement shall be deemed to be severable in nature.
     (h) Counterparts. This Separation Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     (i) Further Acknowledgement. Executive has read and carefully considered this Separation Agreement and the general release it contains, has had an opportunity to ask questions about it and has had any questions answered to his satisfaction. Further the Company has indicated that Executive is free to discuss this Separation Agreement with his family and his attorney. Executive is signing this Separation Agreement knowledgably, voluntarily and without coercion of any kind.
[Signature page(s) follow]

     IN WITNESS WHEREOF, the Company has caused this Separation Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Separation Agreement, as of the date first above written.

Executive:		Company:

Pike Electric, Inc.,
/s/ Mark P. Thomson		North Carolina Corporation

	By:	/s/ James R. Fox

Name: James R. Fox Title: Vice President and General Counsel

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY-ONE DAY CONSIDERATION PERIOD
     The undersigned (the “Executive” referenced in that certain Separation Agreement and General Release, heretofore provided to me by Pike Electric Inc.), acknowledges that on September 7, 2007, he was provided with the attached Separation Agreement and General Release (the “Separation Agreement”). The undersigned further acknowledges that he has been advised to consult with an attorney before entering into the attached Separation Agreement and that he has been given a period of twenty-one (21) days to consider whether to accept or reject the proposed Separation Agreement. To the extent that he has signed the attached Separation Agreement in less than twenty-one days, the undersigned knowingly and voluntarily elected to execute the Separation Agreement before the twenty-one (21) day period has expired and waives any right he has in that regard. The undersigned acknowledges that he has received and read this Acknowledgement and understands its meaning.

/s/ Mark P. Thomson	/s/ James R. Fox

Witness	Witness

09/21/07	September 27, 2007

Date	Date